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                                                                    Exhibit 99.2

To:  Board of Directors, Macrovision Corporation
CONFIDENTIAL

My observations on the company
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As I prepare to leave, I thought I would give the board my general observations on the company. As always, these are MY OBSERVATIONS AND MY OPINION ONLY, so feel free to use this (or not) in whatever way you like.

                                       ETG
                                       ---

I have little to observe about ETG, since I don't know much about the market or the people in the division. My interactions with Steve and Todd have always been very positive, and I believe they understand how to apply technology to the challenges facing this business unit. I also think it's great that we have an engineering manager who knows what it is like to be part of a successful, profitable company running engineering. The challenges facing this business are great, as you all know, but I think that these guys can figure it out if anyone can.

                                       STG
                                       ---

The financial performance of this division has been excellent recently, and we get very good reports of the division in general in the boardroom. Unfortunately, my interactions with people familiar with the division lead me to believe that there is a significant disconnect between what we are hearing and what is actually happening. This disconnect (and my inability to do anything about it) is the main reason I am leaving the board.

                                    THE BOARD
                                    ---------

I believe that the board needs to be "refreshed". If I were in charge, I would start with Bill S (or Donna), Tom, Steve, and the new CEO, and hire 2 or 3 new outside directors, hopefully one or two with significant software experience, and let a board consisting of people with fresh ideas guide the company. (I'm not saying that I think that John, Bill, and Donna are anything but excellent directors - just that I think we need fresh ideas). I know this is unlikely to happen, but I think it would serve the company very well for the next 5-10 years.